VERB to Host Stockholder Town Hall Conference Call on Thursday, August 29, 2019

Newport Beach, CA and Salt Lake City, UT, Aug 15, 2019 - VERB Technology Company, Inc. (NASDAQ: VERB) (‘VERB’), a leader in business-focused interactive video, and the pioneer of Augmented Sales Intelligence software, today announced that management will host a stockholder town hall conference call on Thursday, August 29, 2019 at 6:00 pm Eastern Time to respond to stockholder questions concerning the Company’s Second Quarter 2019 Form 10-Q filing that were not addressed in management’s earnings call held on August 14, 2019.

Management encourages all investors to submit their questions by close of business on Friday, August 23, 2019 to AskVERB@myVERB.com.

What:	VERB Technology Company, Inc. Stockholder Town Hall Conference Call
Date:	Thursday, August 29, 2019
Time:	6:00 pm Eastern Time
Live Call:	Toll Free: 1-877-407-4018
Conference ID: 13693892
Replay:	Toll Free: 1-844-512-2921 Toll/International: 1-412-317-6671 Replay Pin Number: 13693892 Replay Start: Thursday August 29, 2019, 9:00 PM ET Replay Expiry: Thursday September 12, 2019, 11:59 PM ET

About VERB

VERB Technology Company, Inc. is rapidly emerging as the market leader in sales and marketing applications utilizing its proprietary interactive video data collection and analysis technology. Following its successful acquisition of Utah-based Sound Concepts, the leading provider of digital tech-based marketing and customer relationship management applications for the direct sales, network marketing and affiliate marketing industries, the newly combined company provides next-generation customer relationship management (“CRM”), lead generation, and video marketing software applications under the brand name Verb GO. The Company’s proprietary and patent-pending technology produces real-time, measurable results with customers reporting greater than 600% increases in conversion rates. The Company’s software-as-a-service (SaaS) products are cloud-based, accessible on all mobile and desktop devices, and are available by subscription for individual and enterprise users. The Company’s technology is integrated into popular ERP, CRM, and marketing platforms, including Oracle NetSuite, Adobe Marketo, and integrations into Salesforce.com, Odoo, and Microsoft, among others are underway.

For more information, please visit: www.myverb.com

Forward-Looking and Cautionary Statements

This press release may contain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the Company’s actual results. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other filings with the U. S. Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT INFORMATION

Please address media inquiries to: info@myverb.com

855.250.2300, extension 7

Please address investor inquiries to: investors@myverb.com

855.250.2300, extension 2